Item 77M - DWS Massachusetts Tax-Free Fund
- DWS State Tax-Free Income Series


On August 1, 2011 (the "Effective Date"), DWS
Massachusetts Tax-Free Fund (the "Predecessor
Fund"), a series of DWS State Tax Free Trust, a
Massachusetts business trust (Registration Nos.
002-81105 and 811-03632), was reorganized into DWS Massachusetts Tax-Free Fund (the
"Acquiring Fund"), a corresponding newly created
"shell" series of DWS State Tax-Free Income
Series, a Massachusetts business trust (Registration
Nos. 002-81549 and 811-03657).  On the Effective
Date, all of the assets and liabilities of the Predecessor Fund were transferred to the Acquiring
Fund. With the exception of the differing trust of which it is a series, the Acquiring Fund is substantially similar to its corresponding
Predecessor Fund.

All financial and other relevant information for the Predecessor Fund for the six-month period ended
September 30, 2011 is reported on this Form N-
SAR.

E:\Electronic Working Files\03 - NSAR\2011\9-30-11\DWS State Tax-Free Income Series\03-Exhibits\Item 77M DWS Massachusetts Tax-Free
Fund.docx